As filed with the Securities and Exchange Commission on April 29, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

JBG SMITH PROPERTIES

(Exact name of Registrant as specified in its charter)

Maryland	81-4307010
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

4747 Bethesda Avenue, Suite 200
Bethesda, MD	20814
(Address of Principal Executive Offices)	(Zip Code)

JBG SMITH PROPERTIES 2017 OMNIBUS SHARE PLAN

(as amended as of April 29, 2021)
(Full title of the plan)

Steven A. Museles

JBG SMITH Properties

4747 Bethesda Avenue, Suite 200

Bethesda, Maryland

(240) 333-3600

(Name and address of agent for service)

Tel: (240) 333-3600
(Telephone number, including area code, of agent for service)

Copies to:

David W. Bonser

Abigail C. Smith

Hogan Lovells US LLP

555 Thirteenth Street, N.W.

Washington, D.C. 20004

(202) 637-5600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering Price per	Aggregate Offering	Amount of
to be Registered	Registered(1)	Share(2)	Price(2)	Registration Fee
Common Shares of Beneficial Interest, par value $0.01 per share	8,000,000	$32.19	$257,520,000	$28,095.44

(1) The JBG SMITH Properties 2017 Omnibus Share Plan (as amended as of April 29, 2021) (the “Plan”) authorizes the issuance of up to 18,330,200 common shares of beneficial interest, par value $0.01 per share (“Common Shares”) (including the 8,000,000 shares of Common Shares registered hereby). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also registers any additional securities to be offered or issued in connection with share splits, share dividends, recapitalizations, or similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) and Rule 457(h)(1) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been determined on the basis of the average of the high and low prices of our Common Shares as reported on the New York Stock Exchange on April 23, 2021.

Explanatory Note

JBG SMITH Properties (“JBGS”) is filing this registration statement on Form S-8 to register 8,000,000 additional Common Shares authorized for issuance under the JBG SMITH Properties 2017 Omnibus Share Plan (as amended as of April 29, 2021) (the “Plan”). On March 17, 2021, JBGS filed with the Securities and Exchange Commission (the “Commission”) a definitive proxy statement that included proposals to, among other things, amend the Plan to increase the number of shares available for issuance under the Plan by 8,000,000 Common Shares. The proposal to increase the number of shares available for issuance under the Plan was approved by JBGS’ shareholders on April 29, 2021. In accordance with General Instruction E of Form S-8, JBGS hereby incorporates by reference into this registration statement the contents of the prior registration statement on Form S-8 relating to the Plan, filed with the Commission on September 18, 2017 (Commission File No. 333-220507).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission by JBGS are hereby incorporated by reference in this registration statement:

•	our Annual Report on Form 10-K for the year ended December 31, 2020, filed on February 23, 2021 (including the portions of our definitive proxy statement for our 2021 annual meeting of stockholders, filed on March 17 2021, incorporated by reference therein);

•	our Current Report on Form 8-K filed on February 23, 2021 (solely with respect to Item 5.02 and the related portion of Item 9.01); and

•	the description of our common shares contained in JBGS’ Registration Statement on Form 10-12B (File No. 001-37994) filed with the SEC on January 24, 2017, as amended, and any amendment or report filed with the SEC for the purpose of updating such description.

We also incorporate by reference into this prospectus additional documents that we may file with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, from the date of this prospectus until we have sold all of the securities to which this prospectus relates or the offering is otherwise terminated. These documents may include, among others, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. We are not, however, incorporating any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K.

You may obtain copies of the documents we incorporate by reference, at no cost, upon written or oral request, by contacting us as described below, or through contacting the Commission or accessing its website as described above. Documents incorporated by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into those documents, by requesting them in writing or by telephone at:

JBG SMITH Properties
4747 Bethesda Avenue, Suite 200
Bethesda, MD 20814
Attn: Investor Relations
(240) 333-3805

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Maryland REIT Law permits a Maryland real estate investment trust to include in its declaration of trust a provision eliminating the liability of its trustees and officers to the real estate investment trust and its shareholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment as being material to the cause of action. JBGS’ Articles of Amendment and Restatement, as amended and supplemented (the “declaration of trust”) includes such a provision eliminating such liability to the maximum extent permitted by Maryland law.

JBGS’ declaration of trust and bylaws obligate us, to the fullest extent permitted by Maryland law, to indemnify and, without requiring a preliminary determination of the trustee’s or officer’s ultimate entitlement to indemnification, to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any present or former shareholder, trustee or officer of the registrant who is made or threatened to be made a party to the proceeding or (b) any individual who, while a trustee or officer of the registrant and at the request of the registrant, serves or has served as a trustee, director, officer, member, manager or partner of another REIT, corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former shareholder, trustee or officer of JBGS. The rights to indemnification and advancement of expenses provided by our declaration of trust and bylaws vest immediately upon election of a trustee or officer. JBGS’ declaration of trust and bylaws also permits it, with the approval of the board of trustees, to indemnify and advance expenses to any person who served a predecessor of JBGS in any of the capacities described above and to any employee or agent of JBGS or a predecessor of JBGS.

The Maryland REIT Law permits a Maryland REIT to indemnify and advance expenses to its trustees and officers to the same extent as permitted by the MGCL for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless, in either case, a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

JBGS has also entered into indemnification agreements with each of our trustees and executive officers that provide for indemnification to the maximum extent permitted by Maryland law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to officers, trustees or controlling persons of JBGS pursuant to the foregoing provisions or otherwise, JBGS has been advised that, in the opinion of the SEC, such indemnification is against public policy and, therefore, unenforceable. JBGS has purchased liability insurance for the purpose of providing a source of funds to pay the indemnification described above.

Item 7. Exemption for Registration Claimed.

Not Applicable.

Item 8. Exhibits

Exhibits	Description

4.1	Declaration of Trust of JBG SMITH Properties, as amended and restated (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K, filed on July 21, 2017).

4.2	Articles Supplementary to Declaration of Trust of JBG SMITH Properties (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K, filed on March 6, 2018).

4.3	Articles of Amendment to Declaration of Trust of JBG SMITH Properties (incorporated by reference to Exhibit 3.1 to our current report on Form 8-K, filed on May 3, 2018).

4.4	Amended and Restated Bylaws of JBG SMITH Properties (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K, filed on February 21, 2020).

4.5	JBG SMITH Properties 2017 Omnibus Share Plan (Filed as Exhibit 10.10 to JBG SMITH Properties’ Current Report on Form 8-K filed with the SEC on July 21, 2017).

4.6	Amendment No. 1 to the JBG SMITH Properties 2017 Omnibus Share Plan, effective February 18, 2020 (incorporated by reference to Exhibit 10.30 to our Annual Report on Form 10-K, filed on March 5, 2020).

4.7	Amendment No. 2 to the JBG SMITH Properties 2017 Omnibus Share Plan, effective December 1, 2020 (incorporated by reference to Exhibit 10.39 to our Annual Report on Form 10-K, filed on February 23, 2021).

4.8*	Amendment No. 3 to the JBG SMITH Properties 2017 Omnibus Share Plan, effective April 29, 2021.

5.1*	Opinion of Hogan Lovells US LLP

23.1*	Consent of Deloitte & Touche LLP

23.2*	Consent of Hogan Lovells US LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on the signature page to this registration statement).

* Filed herewith

Item 9. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on April 29, 2021.

JBG SMITH PROPERTIES, a Maryland real estate investment trust

By:	/s/ Steven A. Museles
Name: Steven A. Museles
Title: Chief Legal Officer and Corporate Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Steven A. Museles and Aaron Herman, and each of them (with full power to act alone), the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement on Form S-8 and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462 under the Securities Act, and to file the same, with exhibits thereto and any other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, this registration statement and power of attorney has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Steven Roth
Steven Roth	Chairman of the Board	April 29, 2021
/s/ Robert A. Stewart Robert A. Stewart	Vice Chairman of the Board	April 29, 2021
/s/ W. Matthew Kelly W. Matthew Kelly	Chief Executive Officer and Trustee (Principal Executive Officer)	April 29, 2021
/s/ M. Moina Banerjee M. Moina Banerjee	Chief Financial Officer (Principal Financial Officer)	April 29, 2021
/s/ Angela Valdes Angela Valdes	Chief Accounting Officer (Principal Accounting Officer)	April 29, 2021
/s/ Phyllis R. Caldwell Phyllis R. Caldwell	Trustee	April 29, 2021
/s/ Scott A. Estes Scott A. Estes	Trustee	April 29, 2021
/s/ Alan S. Forman Alan S. Forman	Trustee	April 29, 2021
/s/ Michael J. Glosserman Michael J. Glosserman	Trustee	April 29, 2021
/s/ Charles E. Haldeman, Jr Charles E. Haldeman, Jr	Trustee	April 29, 2021
/s/ Alisa M. Mall Alisa M. Mall	Trustee	April 29, 2021
/s/ Carol A. Melton Carol A. Melton	Trustee	April 29, 2021
/s/ William J. Mulrow William J. Mulrow	Trustee	April 29, 2021
/s/ D. Ellen Shuman D. Ellen Shuman	Trustee	April 29, 2021